Exhibit 99.1

Libbey Inc.
300 Madison Ave
P.O. Box 10060
Toledo, OH 43699

N E W S  R E L E A S E

AT THE COMPANY:
Kenneth Boerger	Greg Geswein
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2451

FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 10, 2010
LIBBEY INC. ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2009 RESULTS
•	Fourth Quarter Net Sales of $208.1 Million, an Increase of 11.5 Percent Compared to $186.6 million in the Prior-Year Quarter.
•	Sales to U.S. and Canadian Retail Customers Increase 17.8 Percent Compared to Prior-Year Quarter, Setting an All-Time Record for Any Quarter.
•	Full-Year 2009 Sales of $748.6 Million.
•	Income From Operations $19.3 Million in the Fourth Quarter of 2009 Compared to Loss from Operations of $48.3 Million in the Prior-Year Quarter.
•	Normalized EBITDA $29.1 Million in the Fourth Quarter of 2009 Compared to $8.7 Million in the Fourth Quarter of 2008.
•	Full-Year 2009 Income from Operations $36.6 Million Compared to Loss From Operations of $5.5 Million in 2008
•	Full-Year 2009 Normalized EBITDA of $90.1 Million Compared to $85.2 Million in 2008.
TOLEDO, OHIO, FEBRUARY 10, 2010—Libbey Inc. (NYSE: LBY) announced today that sales for the fourth quarter of 2009 were $208.1 million, compared to $186.6 million in the fourth quarter of 2008. Libbey reported a net loss of $7.1 million, or $0.45 per diluted share, for the fourth quarter ended December 31, 2009, compared to a net loss of $68.9 million, or $4.68 per diluted share, in the prior-year quarter.
Fourth Quarter Results
For the quarter-ended December 31, 2009, sales were $208.1 million, compared to $186.6 million in the year-ago quarter. Sales of the North American Glass segment were $147.8 million, an increase of 15.4 percent, compared to $128.0 million in the fourth quarter of 2008 (see Table 5). Primary contributors to the increased sales included a 17.8
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percent increase in sales to U.S. and Canadian retail customers, compared to the prior-year quarter, which represents an all-time record for sales to these customers in any quarter in the Company’s history. Sales to U.S. and Canadian foodservice customers increased approximately 6.0 percent, sales to Crisa customers increased 15.2 percent and International sales increased 24.0 percent. North American Other sales were $20.9 million, compared to $26.0 million in the prior-year quarter, as shipments of Syracuse China products were off 48.5 percent, primarily due to the closure of the Syracuse China facility in April 2009 and the decision to reduce the Syracuse China product offering. Sales of Traex products were off 20.1 percent versus the prior year. Sales to World Tableware customers increased 0.5 percent during the quarter. International segment sales were $41.4 million, compared to $33.4 million in the year-ago quarter, as a result of 41.5 percent sales growth at Crisal in Portugal, 30.7 percent increase in sales at Libbey China and an 18.6 percent increase in sales to Royal Leerdam customers.
The Company reported income from operations of $19.3 million during the quarter, compared to a loss from operations of $48.3 million in the year-ago quarter. Income from operations, excluding special charges (see Table 1), was $20.2 million in the fourth quarter of 2009, compared to a loss from operations of $3.2 million during the fourth quarter of 2008. Factors contributing to the income from operations improvement were higher sales and higher capacity utilization partially, offset by higher selling, general and administrative expenses.
Libbey reported earnings before interest and taxes (EBIT) of $18.0 million, compared to a loss before interest and taxes of $47.5 million in the year-ago quarter. The improved EBIT was mostly a result of the increase in income from operations discussed above and the $45.5 million of special charges (see Table 1) incurred in 2008. Normalized EBIT (see Table 5) was $14.2 million for North American Glass, compared to a loss of $0.9 million in the year-ago quarter. North American Other reported normalized EBIT for the fourth quarter of 2009 of $5.3 million, compared to $1.0 million in the year-ago quarter. The International segment reported a normalized loss before interest and taxes of $0.6 million, compared to a normalized loss before interest and taxes of $2.1 million in the fourth quarter of 2008.
Libbey reported that normalized EBITDA (see Table 3) was $29.1 million for the fourth quarter, compared to $8.7 million in the fourth quarter of 2008.
Interest expense decreased by $2.9 million to $14.5 million, compared to $17.4 million in the year-ago period, as the result of lower variable interest rates and the impact of the debt exchange completed in October 2009.
The effective tax rate was 307.7 percent for the quarter, compared to a negative 6.1 percent in the year-ago quarter. The Company’s effective tax rate for the quarter was impacted by a reversal of a $5.3 million benefit from required intra-period tax allocations between loss from continuing operations and other comprehensive income in the U.S. The effective tax rate was also influenced by valuation allowances, changes in the mix of earnings with differing statutory rates, changes in tax laws and tax planning structures.
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Libbey reported a net loss of $7.1 million, or $0.45 per diluted share, for the fourth quarter ended December 31, 2009, compared to a net loss of $68.9 million, or $4.68 per diluted share, in the prior year quarter. Excluding the special charges of $3.6 million, the net loss was $3.5 million (see Table 1) and diluted loss per share was $0.22 for the fourth quarter.
Twelve-Month Results
For the twelve months ended December 31, 2009, sales decreased 7.6 percent to $748.6 million from $810.2 million in 2008. John F. Meier, chairman and chief executive officer, commenting on 2009 said, “Our U.S. and Canadian retail shipments again led the way in 2009, as sales in this channel increased over seven percent compared to 2008. As a result of overall increases in demand in the second half of the year, primarily in North America, we also benefited from increased capacity utilization in all three North American glass factories during the second half of 2009. These factors, along with the continued success of our cost reduction program, allowed us to generate $90.1 million in normalized EBITDA for the full year.”
North American Glass sales decreased 5.7 percent to $522.6 million from $554.1 million in 2008 (see Table 5). The decrease in sales was primarily attributable to a decline in sales to foodservice customers and to Crisa customers. Partially offsetting the decrease in sales was an increase of more than 7.0 percent in shipments to U.S. and Canadian retail glassware customers. North American Other sales decreased 21.6 percent to $87.0 million from $111.0 million in 2008, as shipments of Syracuse China products declined 37.2 percent, shipments of World Tableware products were off 11.3 percent and Traex sales were 24.2 percent lower than the prior year. International sales decreased 5.5 percent to $145.0 million as the result of increased sales at Libbey China of 15.6 percent, which was more than offset by approximately 6.0 percent lower sales at both Crisal and Royal Leerdam.
Libbey reported income from operations of $36.6 million during 2009, compared to a loss from operations of $5.5 million for 2008. Normalized income from operations, excluding special charges (see Table 2), was $43.4 million for the full year 2009, compared to $39.6 million in 2008. Primary contributors to the improvement in normalized income from operations were lower labor costs, lower natural gas and electricity costs and lower distribution expenses partially offset by lower sales.
Earnings before interest and taxes (EBIT) were $40.7 million for 2009, compared to a loss before interest and taxes of $4.4 million in 2008. The improved EBIT was mostly the result of the increased income from operations. Normalized EBIT (see Table 2) for 2009 was $47.7 million, compared to $41.1 million for the full year 2008. Normalized EBIT (see Table 5) was $36.9 million for North American Glass, compared to $30.9 million in 2008. The North American Other segment had normalized EBIT for 2009 of $13.6 million, compared to $10.6 million in 2008. The International segment reported a normalized loss before interest and taxes of $2.9 million, compared to a normalized loss before interest and taxes of $0.3 million in 2008.
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For the twelve months ended December 31, 2009, normalized EBITDA (see Table 3) was $90.1 million, compared to $85.2 million during 2008.
Interest expense decreased $3.0 million compared to the year-ago period. Contributing to the decrease in interest expense were lower variable interest rates and the impact of the debt exchange completed in October 2009.
The effective tax rate was a negative 10.6 percent for 2009, compared to a negative 8.5 percent in 2008. The rate was influenced by valuation allowances, changes in the mix of earnings with differing statutory rates, changes in tax laws and tax planning structures and changes in accruals related to uncertain tax positions.
The Company recorded a net loss of $28.8 million, or $1.90 per diluted share for 2009, compared to a net loss of $80.5 million, or $5.48 per diluted share, in the year-ago period. The Company reported that its normalized net loss per diluted share for the full year 2009, as detailed in the attached Table 2, was $1.26 per diluted share. This compares to the normalized diluted loss per share of $2.40 in 2008.
Working Capital and Liquidity
As of December 31, 2009, working capital, defined as inventories and accounts receivable less accounts payable, declined by $39.3 million to $167.6 million from $206.9 million at December 31, 2008, as the Company made substantial progress in its efforts to reduce working capital. Working capital as a percentage of net sales was 22.4 percent in 2009, which compares to working capital as a percentage of 2008 net sales of 25.5 percent.
Free cash flow, as detailed in the attached Table 4, was a source of $31.7 million in the fourth quarter of 2009, compared to a use of $7.0 million in the fourth quarter of 2008. The primary contributors were lower capital expenditures, increased accounts payable and lower pension and postretirement medical payments. For the full year 2009, free cash flow as detailed in Table 4, was a source of $85.4 million, compared to a use of $46.6 million during 2008. Lower inventories, lower capital expenditures and improved operating performance all contributed.
Libbey reported that it had available capacity of $79.2 million under its Asset Backed Loan (ABL) credit facility as of December 31, 2009, and cash on hand of $55.1 million. This compares to availability of $44.6 million and cash on hand of $13.3 million at December 31, 2008.
Retail Market Share Continues to Increase
John F. Meier, chairman and chief executive officer said, “We were encouraged by the improvements we saw in the foodservice channel and by the record setting sales in the retail channel in the fourth quarter. We were also pleased that our retail sales in the U.S. and Canada increased over 7.0 percent for the full year 2009, as we increased our market share in the U.S. from 40.6 percent in 2008 to 42.1 percent in 2009.”
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Webcast Information
Libbey will hold a conference call for investors on Wednesday, February 10, 2010, at 11 a.m. Eastern Standard Time. The conference call will be simulcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 16, 2009. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers from such statements, and that investors should not place undue reliance on such endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.
Libbey Inc.:
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•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;
•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;
•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and
•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio, since 1888, Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2009, Libbey Inc.’s net sales totaled $748.6 million.
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LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	Three Months Ended December 31,
	2009	2008
Net sales	$208,078	$186,567
Freight billed to customers	442	475

Total revenues	208,520	187,042

Cost of sales (1)	163,334	188,144

Gross profit	45,186	(1,102)

Selling, general and administrative expenses (1)	25,201	20,764
Special charges (1)	657	26,434

Income (loss) from operations	19,328	(48,300)
Other (expense) income (1)	(1,371)	780

Earnings (loss) before interest and income taxes	17,957	(47,520)

Interest expense (1)	14,543	17,440

Income (loss) before income taxes	3,414	(64,960)

Provision for income taxes	10,506	3,949

Net loss	$(7,092)	$(68,909)

Net loss per share:
Basic	$(0.45)	$(4.68)

Diluted	$(0.45)	$(4.68)

Weighted average shares:
Outstanding	15,810	14,730

Diluted	15,810	14,730

(1)	Refer to Table 1 for Special Charges detail.

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	Twelve Months Ended December 31,
	2009	2008
Net sales	$748,635	$810,207
Freight billed to customers	1,605	2,422

Total revenues	750,240	812,629

Cost of sales (1)	617,095	703,292

Gross profit	133,145	109,337

Selling, general and administrative expenses (1)	94,900	88,451
Special charges (1)	1,631	26,434

Income (loss) from operations	36,614	(5,548)
Other income (1)	4,053	1,119

Earnings (loss) before interest and income taxes	40,667	(4,429)

Interest expense (1)	66,705	69,720

Loss before income taxes	(26,038)	(74,149)

Provision for income taxes	2,750	6,314

Net loss	$(28,788)	$(80,463)

Net loss per share:
Basic	$(1.90)	$(5.48)

Diluted	$(1.90)	$(5.48)

Weighted average shares:
Outstanding	15,149	14,672

Diluted	15,149	14,672

(1)	Refer to Table 1 for Special Charges detail.

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2009	December 31, 2008
	(unaudited)
ASSETS

Cash	$55,089	$13,304
Accounts receivable — net	82,424	76,072
Inventories — net	144,015	185,242
Other current assets	14,761	17,167

Total current assets	296,289	291,785

Pension asset	9,454	9,351

Goodwill and purchased intangibles — net	193,181	192,857

Property, plant and equipment — net	290,013	314,847

Other assets	8,854	12,714

Total assets	$797,791	$821,554

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Notes payable	$672	$3,284
Accounts payable	58,838	54,428
Accrued liabilities	69,763	62,272
Pension liability (current portion)	1,984	1,778
Nonpension postretirement benefits (current portion)	4,363	4,684
Other current liabilities	4,362	23,463
Long-term debt due within one year	9,843	1,117

Total current liabilities	149,825	151,026

Long-term debt	504,724	545,856
Pension liability	119,727	109,505
Nonpension postretirement benefits	64,780	57,197
Other liabilities	25,642	15,859

Total liabilities	864,698	879,443

Common stock, treasury stock, capital in excess of par value and warrants	254,161	203,051
Retained deficit	(205,344)	(145,154)
Accumulated other comprehensive loss	(115,724)	(115,786)

Total shareholders’ deficit	(66,907)	(57,889)

Total liabilities and shareholders’ deficit	$797,791	$821,554

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended December 31,
	2009	2008
Operating activities:
Net loss	$(7,092)	$(68,909)

Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation and amortization	10,291	10,997
Loss on asset sales	214	66
Change in accounts receivable	8,303	26,869
Change in inventories	8,784	8,729
Change in accounts payable	7,058	(3,853)
Non-cash restructuring charges	109	28,865
Non-cash impairment charges	—	17,461
Pay-in-kind interest	—	11,033
Pension & nonpension postretirement	2,619	(4,622)
Accrued interest and amortization of discounts, warrants and finance fees	(2,053)	(12,544)
Accrued liabilities & prepaid expenses	(6,360)	(9,911)
Income taxes	9,406	5,614
Other operating activities	5,140	(1,085)

Net cash provided by operating activities	36,419	8,710

Investing activities:
Additions to property, plant and equipment	(4,718)	(15,715)
Proceeds from asset sales and other	5	—

Net cash used in investing activities	(4,713)	(15,715)

Financing activities:
Borrowings	—	15,888
Repayments	(3,121)	(1,847)
Debt issuance costs	(4,171)	—
Dividends	—	(368)

Net cash (used in) provided by financing activities	(7,292)	13,673

Effect of exchange rate fluctuations on cash	27	(2,083)

Increase in cash	24,441	4,585

Cash at beginning of period	30,648	8,719

Cash at end of period	$55,089	$13,304

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2009	2008
Operating activities:
Net loss	$(28,788)	$(80,463)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:

Depreciation and amortization	43,166	44,430
Loss on asset sales	323	101
Change in accounts receivable	(6,430)	16,518
Change in inventories	40,834	(2,027)
Change in accounts payable	3,980	(19,460)
Non-cash restructuring charges	(1,728)	28,865
Non-cash impairment charges	—	17,461
Pay-in-kind interest	11,916	21,249
Pension & nonpension postretirement	5,331	(18,604)
Payable to Vitro	—	(19,575)
Accrued interest and amortization of discounts, warrants and finance fees	12,945	4,165
Accrued liabilities & prepaid expenses	14,768	(6,634)
Income taxes	(93)	9,275
Other operating activities	5,924	3,659

Net cash provided by (used in) operating activities	102,148	(1,040)

Investing activities:
Additions to property, plant and equipment	(17,005)	(45,717)
Proceeds from asset sales and other	265	117

Net cash used in investing activities	(16,740)	(45,600)

Financing activities:
Borrowings	—	30,601
Repayments	(39,394)	(3,307)
Debt issuance costs	(4,171)	—
Dividends	—	(1,466)

Net cash (used in) provided by financing activities	(43,565)	25,828

Effect of exchange rate fluctuations on cash	(58)	(2,423)

Increase (decrease) in cash	41,785	(23,235)

Cash at beginning of period	13,304	36,539

Cash at end of period	$55,089	$13,304

In accordance with the SEC’s Regulation G, tables 1, 2, 3 and 4 provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Table 1
Reconciliation of “As Reported” results to “Normalized” results — Quarter
(Dollars in thousands, except per-share amounts)
(unaudited)

	Three Months Ended December 31,
	2009			2008
	As Reported	Special Charges	Normalized	As Reported	Special Charges	Normalized
Net sales	$208,078	$—	$208,078	$186,567	$—	$186,567
Freight billed to customers	442	—	442	475	—	475

Total revenues	208,520	—	208,520	187,042	—	187,042

Cost of sales	163,334	(23)	163,357	188,144	18,681	169,463

Gross profit	45,186	23	45,163	(1,102)	(18,681)	17,579
Selling, general and administrative expenses	25,201	235	24,966	20,764	—	20,764
Special charges	657	657	—	26,434	26,434	—

Income (loss) from operations	19,328	(869)	20,197	(48,300)	(45,115)	(3,185)
Other (expense) income	(1,371)	(19)	(1,352)	780	(383)	1,163

Earnings (loss) before interest and income taxes	17,957	(888)	18,845	(47,520)	(45,498)	(2,022)

Interest expense	14,543	2,700	11,843	17,440	—	17,440

Income (loss) before income taxes	3,414	(3,588)	7,002	(64,960)	(45,498)	(19,462)

Provision for (benefit from) income taxes	10,506	—	10,506	3,949	(246)	4,195

Net loss	$(7,092)	$(3,588)	$(3,504)	$(68,909)	$(45,252)	$(23,657)

Net loss per share:
Basic	$(0.45)	$(0.23)	$(0.22)	$(4.68)	$(3.07)	$(1.61)

Diluted	$(0.45)	$(0.23)	$(0.22)	$(4.68)	$(3.07)	$(1.61)

Weighted average shares:
Outstanding	15,810			14,730

Diluted	15,810			14,730

	Three Months Ended December 31, 2009				Three Months Ended December 31, 2008
	Pension			Total			Total
	Settlement	Restructuring	Finance	Special	Impairment	Restructuring	Special
Special Charges Detail:	Charge	Charges	Fees	Charges	Charges	Charges	Charges
Cost of sales	$—	$(23)	$—	$(23)	$—	$18,681	$18,681
SG&A	235	—	—	235	—	—	—
Special charges	—	657	—	657	11,890	14,544	26,434
Other expense	—	19	—	19	—	383	383
Interest expense	—	—	2,700	2,700	—	—	—

Total	$235	$653	$2,700	$3,588	$11,890	$33,608	$45,498

Restructuring charges are related to the closure of our Syracuse, New York, manufacturing facility and our Mira Loma, California, distribution center.
The pension settlement charges were triggered by excess lump sum distributions taken by employees, which required us to record unrecognized gains and losses in our pension plan accounts.
Impairment charges are related to goodwill and intangible assets at our Crisal and Royal Leerdam locations and unutilized fixed assets at our North American Glass segment.
Interest expense includes finance fees related to the PIK Note exchange transaction.

Table 2
Reconciliation of “As Reported” results to “Normalized” results — Year
(Dollars in thousands, except per-share amounts)
(unaudited)

	Twelve Months Ended December 31,
	2009			2008
	As Reported	Special Charges	Normalized	As Reported	Special Charges	Normalized
Net sales	$748,635	$—	$748,635	$810,207	$—	$810,207
Freight billed to customers	1,605	—	1,605	2,422	—	2,422

Total revenues	750,240	—	750,240	812,629	—	812,629

Cost of sales	617,095	1,960	615,135	703,292	18,681	684,611

Gross profit	133,145	(1,960)	135,105	109,337	(18,681)	128,018
Selling, general and administrative expenses	94,900	3,190	91,710	88,451	—	88,451
Special charges	1,631	1,631	—	26,434	26,434	—

Income (loss) from operations	36,614	(6,781)	43,395	(5,548)	(45,115)	39,567
Other income (expense)	4,053	(232)	4,285	1,119	(383)	1,502

Earnings (loss) before interest and income taxes	40,667	(7,013)	47,680	(4,429)	(45,498)	41,069

Interest expense	66,705	2,700	64,005	69,720	—	69,720

Loss before income taxes	(26,038)	(9,713)	(16,325)	(74,149)	(45,498)	(28,651)
Provision for (benefit from) income taxes	2,750	—	2,750	6,314	(246)	6,560

Net loss	$(28,788)	$(9,713)	$(19,075)	$(80,463)	$(45,252)	$(35,211)

Net loss per share:
Basic	$(1.90)	$(0.64)	$(1.26)	$(5.48)	$(3.08)	$(2.40)

Diluted	$(1.90)	$(0.64)	$(1.26)	$(5.48)	$(3.08)	$(2.40)

Weighted average shares:
Outstanding	15,149			14,672

Diluted	15,149			14,672

	Twelve Months Ended December 31, 2009				Twelve Months Ended December 31, 2008
	Pension			Total			Total
	Settlement	Restructuring	Finance	Special	Impairment	Restructuring	Special
Special Charges Detail:	Charge	Charges	Fees	Charges	Charges	Charges	Charges
Cost of sales	$—	$1,960	$—	$1,960	$—	$18,681	$18,681
SG&A	3,190	—	—	3,190	—	—	—
Special charges	—	1,631	—	1,631	11,890	14,544	26,434
Other expense	—	232	—	232	—	383	383
Interest expense	—	—	2,700	2,700	—	—	—

Total	$3,190	$3,823	$2,700	$9,713	$11,890	$33,608	$45,498

Restructuring charges are related to the closure of our Syracuse, New York, manufacturing facility and our Mira Loma, California, distribution center.
The pension settlement charges were triggered by excess lump sum distributions taken by employees, which required us to record unrecognized gains and losses in our pension plan accounts.
Impairment charges are related to goodwill and intangible assets at our Crisal and Royal Leerdam locations and unutilized fixed assets at our North American Glass segment.

Interest expense includes finance fees related to the PIK Note exchange transaction.

Table 3
Reconciliation of Net Loss to Earnings Before Interest,
Taxes, Depreciation and Amortization (EBITDA)
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months ended December 31,
	2009	2008	2009	2008
Reported net loss	$(7,092)	$(68,909)	$(28,788)	$(80,463)

Add:
Interest expense	14,543	17,440	66,705	69,720
Provision for income taxes	10,506	3,949	2,750	6,314
Depreciation and amortization	10,291	10,997	43,166	44,430

EBITDA	28,248	(36,523)	83,833	40,001

Add:
Special Charges before interest and taxes	888	45,498	7,013	45,498
Less: Depreciation expense included in Special Charges and also in Depreciation and Amortization above	—	(261)	(705)	(261)

Normalized EBITDA	$29,136	$8,714	$90,141	$85,238

Table 4
Reconciliation of Net Cash provided by (used in)
Operating Activities to Free Cash Flow
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months ended December 31,
	2009	2008	2009	2008
Net cash provided by (used in) operating activities	$36,419	$8,710	$102,148	$(1,040)
Capital expenditures	(4,718)	(15,715)	(17,005)	(45,717)
Proceeds from asset sales and other	5	—	265	117

Free Cash Flow	$31,706	$(7,005)	$85,408	$(46,640)

Table 5
Summary Business Segment information
(Dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Net Sales:
North American Glass	$147,772	$128,008	$522,575	$554,128
North American Other	20,861	25,987	87,041	111,029
International	41,360	33,366	145,023	153,532
Eliminations	(1,915)	(794)	(6,004)	(8,482)

Consolidated Net Sales	$208,078	$186,567	$748,635	$810,207

Normalized Earnings before Interest & Taxes (EBIT):
North American Glass	$14,168	$(852)	$36,931	$30,852
North American Other	5,259	965	13,611	10,555
International	(582)	(2,135)	(2,862)	(338)

Consolidated Normalized EBIT	$18,845	$(2,022)	$47,680	$41,069

Normalized Depreciation & Amortization: (1)
North American Glass	$5,949	$6,399	$24,806	$26,004
North American Other	222	651	1,347	2,862
International	4,120	3,686	16,308	15,303

Consolidated Normalized Depreciation & Amortization	$10,291	$10,736	$42,461	$44,169

(1)	Normalized Depreciation & Amortization excludes $705 for YTD 2009 and $261 for QTD and YTD 2008 of depreciation expense that is included in Special Charges below.

Special Charges:
North American Glass	$2,867	$5,356	$5,903	$5,356
North American Other	721	28,252	3,810	28,252
International	—	11,890	—	11,890

Consolidated Special Charges	$3,588	$45,498	$9,713	$45,498

Reconciliation of Normalized EBIT to Net Loss:
Segment Normalized EBIT	$18,845	$(2,022)	$47,680	$41,069
Special Charges before interest and taxes	(888)	(45,498)	(7,013)	(45,498)
Interest Expense	(14,543)	(17,440)	(66,705)	(69,720)
Income Taxes	(10,506)	(3,949)	(2,750)	(6,314)

Net Loss	$(7,092)	$(68,909)	$(28,788)	$(80,463)

Note:
North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.
North American Other—includes sales of ceramic dinnerware, metal tableware, holloware and serveware and plastic items.
International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.